FOR IMMEDIATE RELEASE

For More Information Contact:

Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP, INC. ANNOUNCES EARNINGS AND DECLARES
QUARTERLY CASH DIVIDEND

WEST SPRINGFIELD, MA—July 20, 2006—United Financial Bancorp, Inc. (the “Company”) (NASDAQ:UBNK), the holding company for United Bank (the “Bank”), reported net income of $1.3 million for the second quarter of 2006, or $0.08 per diluted share, compared to $1.6 million for the same period in 2005. The Company earned $2.6 million, or $0.16 per diluted share, for the six months ended June 30, 2006 compared to $3.0 million for the 2005 period. Since the Company’s initial public offering was consummated in July 2005, earnings per share data is not applicable to the 2005 periods. The 2006 results were largely affected by growth in average earning assets, net interest margin contraction and an increase in non-interest expenses.

The Company also announced a quarterly cash dividend of $0.05 per share payable on August 22, 2006 to shareholders of record as of August 8, 2006. After giving effect to the waiver of receipt of dividends paid on shares owned by United Mutual Holding Company, the Company’s mutual holding company, the dividend payout ratio will be approximately 31% of the second quarter 2006 earnings.

“During the quarter we originated a significant amount of loans, developed new deposit relationships and maintained sound asset quality and a strong capital base,” said Richard B. Collins, President and Chief Executive Officer. “The results were also impacted to a large extent by a challenging interest rate environment and a competitive local market.” Mr. Collins continued, “We are pleased with our progress in implementing our strategic plan to grow our franchise and effectively utilize capital. We recently opened our twelfth full service branch in Northampton, MA and are progressing with plans to open a new full service branch in Westfield, MA later this year. We have also hired an experienced lender to enhance our commercial banking team. We expect these actions will provide additional opportunities to grow our core deposits and establish new lending relationships.”

Financial Condition

Total assets increased $55.3 million, or 6.1% to $961.8 million at June 30, 2006 from $906.5 million at December 31, 2005. Total loans expanded $59.4 million, or 9.3%, to $695.2 million at June 30, 2006. Loan growth was solid in all categories including residential (4.0%), commercial mortgages (8.8%), construction (41.8%), commercial (8.2%) and home equity (16.3%). The strength in loan origination activity was primarily due to a sound local economy, a stable real estate market and successful business development efforts.

Balance sheet growth was funded by an increase of $43.3 million, or 6.6%, in deposit balances and an additional $13.1 million of Federal Home Loan Bank advances. Deposit growth was concentrated in certificates of deposit. Transaction account balances grew 4.8% for the first six months of 2006 in connection with increased marketing and promotional activity in an effort to attract new customers and retain existing funds. At June 30, 2006, core deposits totaled $377.0 million, or 54.1% of deposits.

Asset quality remained strong with the ratio of non-performing assets to total assets of 0.27% at June 30, 2006. At quarter end the allowance for loan losses amounted to $6.8 million, or 0.98% of total loans.

Results of Operations

Net interest income rose $258,000, or 4.0%, to $6.8 million for the second quarter of 2006 from $6.5 million for the same period in 2005. Growth in net interest income was principally due to an increase of $111.8 million, or 13.9%, in average earning assets, offset to a large extent by net interest margin compression. The increase in average earning assets is due in large part to strong loan growth and purchases of investment securities, funded by proceeds from the Company’s initial public offering completed in July 2005 and, to a lesser extent, growth in deposits and borrowings. Net interest margin contracted 28 basis points to 2.96% for the three-month period ended June 30, 2006 compared to 3.24% for the same period in 2005. Net interest margin was impacted by a significant increase in the cost to fund earning assets.

Non-interest income increased $185,000, or 14.7%, to $1.4 million for the second quarter of 2006 compared to $1.3 million for the same period in 2005. The expansion in non-interest income was mainly attributable to fee income growth associated with increases in the total number of transaction accounts and activity. For the three months ended June 30, 2006, non-interest income as a percentage of average assets was 0.61%.

Non-interest expense increased $1.0 million, or 20.9%, to $5.8 million for the three months ended June 30, 2006 from $4.8 million for the prior year period. Total expenses for the second quarter of 2006 included non-recurring salary and benefits costs totaling $198,000 incurred in connection with the separation package for the Company’s former Chief Financial Officer. Excluding these costs, the growth in expenses was largely attributable to costs related to being a public company (including SOX 404, audit and accounting, legal, consulting, NASDAQ fees and investor relations costs), new employees hired to support the growth of the Company, the cost of the Company’s Employee Stock Ownership Plan and annual wage increases.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA 01090. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK. United Bank provides an array of financial products and services through its 12 branch offices located throughout Western Massachusetts. Through its Financial Services Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(Dollars in thousands, except per share amounts)

	June 30,	December 31,	June 30,
Assets	2006	2005	2005

Cash and cash equivalents	$23,978	$15,843	$123,535	(1)
Securities available for sale, at fair value	213,842	226,465	210,859
Securities to be held to maturity, at amortized cost (fair value:
$3,254 at June 30, 2006, $3,298 at December 31, 2005
and $3,379 at June 30, 2005)	3,295	3,325	3,380
Federal Home Loan Bank of Boston stock, at cost	7,157	6,588	6,175

Loans:
Residential mortgages	296,717	285,236	271,639
Commercial mortgages	163,300	150,099	137,476
Construction loans	40,931	28,872	29,564
Commercial loans	64,464	59,591	53,402
Home equity loans	100,056	86,045	81,485
Consumer loans	29,753	25,949	19,709
Total loans	695,221	635,792	593,275

Net deferred loan costs and fees	1,234	1,148	1,043
Allowance for loan losses	(6,825)	(6,382)	(6,214)
Loans, net	689,630	630,558	588,104

Other real estate owned	250	1,602	-
Premises and equipment, net	8,505	8,236	7,710
Bank-owned life insurance	6,186	6,031	5,867
Other assets	9,000	7,865	7,057

Total assets	$961,843	$906,513	$952,687	(1)

Liabilities and Stockholders' Equity

Deposits:
Demand	$97,656	$93,301	$89,167
NOW	41,990	39,922	47,204
Savings	79,831	87,253	99,640
Money market	157,512	154,177	137,916
Certificates of deposit	319,961	278,958	281,058
Total deposits	696,950	653,611	654,985

Federal Home Loan Bank of Boston advances	114,990	101,880	103,630
Repurchase agreements	6,809	8,434	7,970
Subscriptions payable	-	-	116,547
Escrow funds held for borrowers	964	1,129	924
Accrued expenses and other liabilities	4,394	4,454	3,748
Total liabilities	824,107	769,508	887,804

Stockholders' Equity:
Preferred stock ($.01 par value; 5,000,000 shares
authorized; no shares issued and outstanding)	-	-	-
Common stock ($.01 par value; 60,000,000 shares authorized;
17,205,995 shares issued and outstanding at June 30, 2006
and December 31, 2005; 100 shares issued at June 30, 2005)	172	172	-
Additional paid-in capital	78,476	78,446	-
Retained earnings	68,848	66,944	65,632
Unearned compensation	(5,932)	(6,092)	-
Accumulated other comprehensive loss	(3,828)	(2,465)	(749)
Total stockholders' equity	137,736	137,005	64,883

Total liabilities and stockholders' equity	$961,843	$906,513	$952,687	(1)

(1) Includes $116.5 million of subscription deposits received in connection with the Company's initial public offering.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Interest and dividend income:
Loans	$10,076	$8,352	$19,676	$16,400
Investments	2,261	1,859	4,566	3,387
Other interest-earning assets	288	116	530	256
Total interest and dividend income	12,625	10,327	24,772	20,043

Interest expense:
Deposits	4,664	2,901	8,706	5,481
Short-term borrowings	591	416	1,167	684
Long-term debt	605	503	1,226	1,023
Total interest expense	5,860	3,820	11,099	7,188

Net interest income before provision for loan losses	6,765	6,507	13,673	12,855

Provision for loan losses	300	275	462	550

Net interest income after provision for loan losses	6,465	6,232	13,211	12,305

Non-interest income:
Fee income on depositors’ accounts	1,036	923	1,982	1,746
Income from bank-owned life insurance	73	81	154	162
Other income	332	252	563	482
Total non-interest income	1,441	1,256	2,699	2,390

Non-interest expense:
Salaries and benefits	3,130	2,596	6,159	5,234
Occupancy expenses	410	399	813	739
Marketing expenses	350	335	765	680
Data processing expenses	558	563	1,190	1,229
Contributions and sponsorships	86	37	117	110
Professional fees	223	108	479	219
Other expenses	1,079	788	2,089	1,552
Total non-interest expense	5,836	4,826	11,612	9,763

Income before income taxes	2,070	2,662	4,298	4,932

Income tax expense	780	1,063	1,653	1,966

NET INCOME	$1,290	$1,599	$2,645	$2,966

Basic and diluted earnings per share	$0.08	NA	$0.16	NA
Weighted-average common shares outstanding
for basic and diluted earnings per share	16,609	NA	16,605	NA

NA - Not applicable

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
SELECTED DATA AND RATIOS (unaudited)
(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended

	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30
	2006 (1)	2006	2005	2005 (2)	2005

Operating Results:
Net interest income	$6,765	$6,908	$6,964	$7,207	$6,507
Loan loss provision	300	162	92	275	275
Non-interest income	1,441	1,258	1,306	1,327	1,256
Non-interest expenses	5,836	5,776	5,725	8,625	4,826
Net income	1,290	1,355	1,576	(172)	1,599

Performance Ratios (annualized):
Return on average assets	0.55%	0.59%	0.70%	-0.08%	0.77%
Return on average equity	3.75%	3.93%	4.62%	-0.54%	10.03%
Net interest margin	2.96%	3.10%	3.19%	3.34%	3.24%
Non-interest income to average total assets	0.61%	0.55%	0.58%	0.58%	0.60%
Non-interest expense to average total assets	2.47%	2.51%	2.53%	3.79%	2.32%
Efficiency ratio	71.12%	70.73%	69.23%	101.07%	62.17%

Per Share Data:
Earnings per share	$0.08	$0.08	$0.10	NA	NA
Book value per share (3)	$8.00	$7.98	$7.96	$7.89	NA
Market price at period end	$13.31	$12.03	$11.53	$11.11	NA

Risk Profile
Non-performing assets as a percent of total assets	0.27%	0.18%	0.37%	0.29%	0.30%
Non-performing loans as a percent of total loans, gross	0.33%	0.26%	0.27%	0.43%	0.48%
Allowance for loan losses as a percent of total loans, gross	0.98%	1.02%	1.00%	1.05%	1.05%
Allowance for loan losses as a percent of non-performing loans	294.82%	390.18%	371.91%	246.29%	216.14%
Equity as a percentage of assets	14.31%	14.49%	15.11%	15.12%	6.81%

Average Balances
Loans	$669,408	$640,832	$626,556	$615,923	$580,440
Securities	220,844	227,373	232,469	248,817	197,865
Total assets	945,267	921,155	903,971	909,731	832,936
Deposits	686,703	658,530	653,497	670,585	641,913
Borrowings	118,214	121,516	112,265	109,584	104,574
Capital	137,640	137,768	136,415	127,974	63,795

Average Yields/Rates (annualized)
Loans	6.02%	5.99%	5.92%	5.82%	5.80%
Securities	4.09%	4.06%	3.99%	4.26%	3.85%
Total interest earning assets	5.51%	5.46%	5.37%	5.32%	5.18%

Savings accounts	0.83%	0.82%	0.84%	0.69%	0.63%
Money Market/NOW accounts	2.61%	2.45%	2.20%	1.90%	1.54%
Certificates of deposit	4.07%	3.71%	3.43%	3.12%	2.95%
Borrowed funds	4.00%	3.97%	4.15%	3.81%	3.49%
Total interest-bearing liabilities	3.29%	3.04%	2.83%	2.59%	2.31%

(1) Includes salary and benefit costs totaling $198 incurred in connection with the CFO separation package and the associated tax benefit of $75, where applicable.
(2) Includes contribution of $3.7 million to fund United Charitable Foundation and the related tax benefit of $1.4 million, where applicable.
(3) Based upon 17,205,995 shares outstanding for all periods presented.

NA - Not applicable